UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Portions of this Form 8-K of Cardinal Health, Inc. (the “Company”) include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to materially differ from those made, projected or implied. The most significant of these risks, uncertainties and other factors are described in the Company’s Form 10-K for the fiscal year ended June 30, 2006 (under “Item 1A: Risk Factors”) and in Exhibit 99.01 to the Form 10-Q for the period ended December 31, 2006 and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; difficulties, delays or additional costs in implementing the Company’s global restructuring program; and general economic and market conditions. Except to the extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement.

Item 2.05	Costs Associated with Exit or Disposal Activities

As previously reported, the Company has implemented a global restructuring program with a goal of increasing the value the Company provides its customers through better integration of existing businesses and improved efficiency from a more disciplined approach to procurement and resource allocation. The first phase of the program, announced in December 2004, focuses on business consolidations and process improvements, including rationalizing facilities worldwide, reducing the Company’s global workforce, and rationalizing and discontinuing overlapping and under-performing product lines. The second phase of the program, announced in August 2005, focuses on longer term integration activities that will enhance service to customers through improved integration across the Company’s segments and continue to streamline internal operations.

The Board of Directors had previously authorized the Company to incur certain costs associated with exit or disposal activities and asset impairments in connection with the restructuring program. The total costs previously authorized for the first and second phases of the program were $415 million. During fiscal 2007, the Company classified its former Pharmaceutical Technologies and Services (“PTS”) segment, with the exception of the Martindale and Beckloff Associates businesses, as discontinued operations and subsequently divested the segment. After removing authorized and actual program costs associated with the PTS segment, the total costs authorized for the first and second phases of the program are $243 million, with approximately $129 million in total costs incurred under both phases through March 31, 2007.

On April 30, 2007, the Company was authorized to incur up to $45 million in costs associated with exit or disposal activities in connection with a third phase of this restructuring program to move the headquarters of the Company’s Healthcare Supply Chain Services – Medical segment and certain corporate functions from Waukegan, Illinois to the Company’s corporate headquarters in Dublin, Ohio. Giving effect to the third phase, the total costs authorized for the global restructuring program continue to be $243 million as a result of reallocating amounts available from prior cost authorizations under the program to the third phase.

The total exit or disposal costs associated with this third phase are expected to be approximately $45 million. The majority of these costs are expected to be incurred in fiscal 2008, with the remainder expected to be incurred in fiscal 2009. All of the exit and disposal costs associated with this phase are employee-related costs and are expected to result in future cash expenditures. The Company expects this third phase to be substantially completed by the end of fiscal 2009.

Item 7.01	Regulation FD Disclosure

On April 30, 2007, the Company issued a press release announcing its plan to move the headquarters of the Company’s Healthcare Supply Chain Services – Medical segment and certain corporate functions from Waukegan, Illinois to the Company’s corporate headquarters in Dublin, Ohio. A copy of the press release is included as Exhibit 99.01 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.01    Press release issued by the Company on April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: April 30, 2007	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.01	Press release issued by the Company on April 30, 2007.